                                                                    EXHIBIT 99.1


     TCC Board Announces Entry Into Merchant Banking and Financial Services

         AUSTIN, Texas, Sept. 3 / PR Newswire/ -- TCC Industries, Inc. (NYSE:
TEL) announced today that its Board has approved a proposal by management to form wholly owned subsidiaries to engage in a broad range of merchant and investment banking services and to build a national consumer finance organization. The investment banking firm will focus on private placements, mergers & acquisitions and advisory services while the consumer finance company will engage in Federal Housing Authority Title I Loan Programs utilizing mortgage backed securities. Financing for both operations has been committed and the Company intends to commence operations immediately and to be fully staffed within the next several weeks.

         In connection with the Company's entry into these fields of business, the Board adopted a Stock Option Plan and granted options thereunder to key personnel of the Company and its newly formed subsidiaries. The options are performanced based and can be exercised if consolidated earnings targets are met or upon the occurrence of other conditions. The grant of options to Messrs. DeRoeck and Thomajan will be subject to ratification by the shareholders at a special meeting to be called for that purpose.

         The Board also announced the earlier resignations of W. Grogan Lord, age 82, Frank W. Denius, age 72 and J. Patrick Kaine, age 71. Each of the above directors had served with the prior management of the Company. In July of this year two of prior management's nominees were defeated in a proxy contest led by Walter R. DeRoeck now Chairman of the Board and Robert Thomajan, now President of the Company.

         The existing operating companies of TCC Industries, Inc. design and manufacture specialized bulk material conveying and processing systems for the food, pharmaceutical and chemical industries (the MEYER Group); and design and distribute an extensive line of souvenir, novelty and gift items for the travel, tourism and entertainment industries (Allen-Lewis Manufacturing Company).

/CONTACT: Walter A. DeRoeck or Robert Thomajan, both of TCC Industries, 512-320-0976